EXECUTION COPY

REGISTRATION RIGHTS

AND

GOVERNANCE AGREEMENT,

by and among,

SUN INTERNATIONAL HOTELS LIMITED,

SUN INTERNATIONAL INVESTMENTS LIMITED,

WORLD LEISURE GROUP LIMITED,

KERSAF INVESTMENTS LIMITED,

CALEDONIA INVESTMENTS PLC,

MANGALITSA LIMITED,

CEMENT MERCHANTS SA,

ROSEGROVE LIMITED,

ROYALE RESORTS HOLDINGS LIMITED

and

SUN INTERNATIONAL INC.

July 3, 2001

TABLE OF CONTENTS

Page

ARTICLE I DEFINED TERMS		2
SECTION 1.1	Certain Definitions	2
SECTION 1.2	Other Definitions	7

ARTICLE II BUSINESS COMBINATIONS; STANDSTILL	9

ARTICLE III BOARD OF DIRECTORS	12

ARTICLE IV RESTRICTIONS ON TRANSFER OF SHARES	14

ARTICLE V REGISTRATION RIGHTS	22

SECTION 5.1	General; Securities Subject to this Agreement	22
SECTION 5.2	Demand Registration Rights	23

ARTICLE VI MISCELLANEOUS	37

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EXECUTION COPY

        REGISTRATION RIGHTS AND GOVERNANCE AGREEMENT, dated as of July 3, 2001 (this “Agreement”), by and among Sun International Hotels Limited, a company incorporated under the laws of The Bahamas (the “Company”), Sun International Investments Limited, a company incorporated under the laws of the British Virgin Islands (“SIIL”), World Leisure Group Limited, a company incorporated under the laws of the British Virgin Islands (“WLG”), Kersaf Investments Limited, a company incorporated under the laws of the Republic of South Africa (“Kersaf”), Caledonia Investments PLC, a company incorporated under the laws of England (“Caledonia”), Mangalitsa Limited, a company incorporated under the laws of The Bahamas (“Mangalitsa”), Cement Merchants SA, a company, incorporated under the laws of Panama (“CMS” and together with WLG, Kersaf, Caledonia and Mangalitsa, the “SIIL Investors”), Rosegrove Limited, a company incorporated under the laws of the British Virgin Islands (“Rosegrove”), Royale Resorts Holdings Limited, a company incorporated under the laws of Bermuda (“RRHL”) and Sun International Inc., a company incorporated under the laws of Panama (“SINC”).

R E C I T A L S

        WHEREAS, each of the SIIL Investors (other than CMS and Mangalitsa) is a party to that certain Subscription and Shareholders’ Agreement, dated as of October 11, 1993 (the “SIIL Agreement”), relating to SIIL;

        WHEREAS, each of SIIL and the Company is a party to that certain Combination and Restructuring Agreement, dated as of December 12, 1994 (the “SIHL Agreement”);

        WHEREAS, each of Mangalitsa and RRHL, among others, are party to that certain Shareholders’ Agreement relating to Rosegrove (the “Rosegrove Agreement” and together with the SIIL Agreement and the SIHL Agreement, the “Existing Agreements”);

        WHEREAS, the SIIL Investors shall arrange for the winding-up and dissolution, and accordingly the distribution (the “Distribution”) of the shares, par value $0.00l per share, of the Company to (a) the shareholders of SIIL, WLG (or a wholly-owned subsidiary of WLG) and Rosegrove and (b) then by Rosegrove to its shareholders, RRHL (or a wholly-owned subsidiary thereof), and Mangalitsa.

        WHEREAS, CMS may acquire the CMS Shares from RRHL pursuant to an option (the “CMS Option”) or otherwise.

        WHEREAS, the parties hereto desire to (1) modify and supersede certain provisions contained in the Existing Agreements concerning (a) the transfer and acquisition of Shares (as defined below) and (b) governance arrangements in respect of the board of directors of SIHL (as constituted from time to time, the “Board of Directors” or the “Board”), and (2) provide each of the SIIL Investors and their Affiliates (as defined herein) with certain registration rights;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1 Certain Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

        “Acquisition Proposal” means any proposal or inquiry relating to any merger, consolidation, tender offer, exchange offer, sale of a Substantial Part of the Company, sale often percent (10%) or more of the Equity Securities or similar business combination transaction involving the Company or any principal operating or business unit of the Company or its Subsidiaries.

        “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this Agreement, “control,” when used with respect to any specified Person, shall mean, (a) as determined with respect to each Person pursuant to the laws of the jurisdiction where such Person is organized, the actual or deemed direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, or (b) the power to direct the management and policies of such Person whether through ownership of voting securities, by contract or otherwise if there exists any agreement, arrangement or understanding, whether oral or written, between such specified Person and the Person who has such power (together with any Affiliates thereof, the “Power Person”) with regard to the Power Person taking an action that the specified Person is prohibited from taking under this Agreement or the specified Person not taking an action it is required to take under this Agreement, or matters related to either of the foregoing; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. A Person shall be deemed to direct the management and policies of another Person if such Person has a designee on such other Person’s Board of Directors or other governing body or such other Person has a designee on such Person’s Board of Directors or other governing body.

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        “Beneficial Ownership” shall have the meaning set forth in Rule 1 3d-3 under the Exchange Act; and the terms “Beneficially Owned” and “Beneficially Owns” shall have meanings correlative to the foregoing.

        “Business Combination” means any one of the following transactions:

        (a)     any merger or consolidation of the Company or any of its Subsidiaries with any Person, or any tender or exchange offer by any such Person for any Equity Securities of the Company or any of its Subsidiaries; or

        (b)     any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company (in one transaction or a series of transactions) to any Person of assets constituting a Substantial Part of the Company; or

        (c)     the issuance, exchange or transfer by the Company or any of its Subsidiaries (in one transaction or series of transactions) of any securities of the Company or any of its Subsidiaries to any member of the WLG Group, the Kersaf Group, the Caledonia Group or the CMS Group that increases such member’s Voting Interest, or to any other Person in excess of ten percent (10%) of the Shares issued and outstanding as of the date of such issuance; or

        (d)     the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

        (e)     any transaction having, with respect to the Company, the effect of a “Rule 13e-3 transaction” (as defined in Rule 13e-3(a)(3) of the Securities Exchange Act); or

        (f)     any agreement, contract or other arrangement with any Person providing for any one or more of the actions specified in clauses (i) to (v) above.

        “Caledonia Group” means, as of any date, Caledonia and all of its Affiliates as of such time, but excluding any Exempt Caledonia Affiliates.

        “Caledonia/CMS Tag Shares” means the Caledonia Tag Shares and the CMS Tag Shares; provided, however, that in the event both the Caledonia Group and the CMS Group shall elect to register Registrable Securities in connection with any registration pursuant to Article V and the provisions of Article V shall so require, the number of Registrable Securities to be registered by each such Group shall be reduced on a pro rata basis relative to the number of Registrable Securities proposed to be registered by each such Group.

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        “Caledonia Relinquishing Event” means, at any time, Beneficial Ownership by the Caledonia Group of less than two million (2,000,000) Shares; provided, however, that if the Caledonia Group shall Beneficially Own a number of Shares constituting five percent (5%) or more of the Company’s Equity Securities as of such time, a majority of the Independent Directors may direct that a Caledonia Relinquishing Event shall be deemed not to have occurred.

        “Charter Documents” means the Articles of Association and the Memorandum of Association of the Company as in effect from time to time.

        “CMS Group” means, as of any date, CMS and all of its Affiliates as of such time.

        “CMS Relinquishing Event” means, at any time, Beneficial Ownership by the CMS Group of less than one million (1,000,000) Shares.

        “CMS Shares” means the 1,686,984 Shares subject to the CMS Option (whether or not the CMS Option is exercised).

        “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Securities Exchange Act.

        “Company’s Broker” means any of Bear Stearns, Goldman Sachs, Deutsche Bank or Lehman Brothers.

        “Controlled Affiliate” shall mean with respect to any Person, any Affiliate thereof which is controlled by such Person.

        “Convertible Securities” means securities of the Company convertible into or exchangeable for Shares.

        “Equity Security” means (i) Shares, (ii) Convertible Securities and (iii) any options, warrants or other rights issued by the Company to acquire Shares or Convertible Securities.

        “Group” means any of the WLG Group, the Kersaf Group, the Caledonia Group or the CMS Group.

        “Independent Director” means a director of the Company who (a) is not (apart from such directorship) (i) an officer, Affiliate, employee, principal stockholder, consultant or partner of any member of the WLG Group or the Caledonia Group or of any entity that was dependent upon any member of the WLG Group or the Caledonia Group

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for more than 5% of its revenues or earnings in its most recent fiscal year or (ii) an officer, employee, consultant or partner of the Company or any Affiliate of the Company or an officer, employee, principal stockholder, consultant or partner of an entity that was dependent upon the Company or any Affiliate of the Company for more than 5% of its revenues or earnings in its most recent fiscal year or (b) is appointed by any of WLG, Caledonia or CMS (whether or not such director is independent in accordance with clause (a) above) but with respect to the matter under consideration by the Board, the Group appointing such director does not have an interest (financial or otherwise) that is different than the interest of the Company.

        “Kersaf Group” means, as of any date, Kersaf and all of its Affiliates as of such time (including, as of the date hereof, RRHL), but excluding any Exempt Kersaf Affiliates.

        “Omnibus Agreement” means that certain Omnibus Agreement, dated the date hereof, by and among the parties hereto, among others.

        “Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, by and among the Company and RRHL.

        “Person” means any individual, firm, partnership, company, joint stock company, corporation, partnership, trust, estate, incorporated or unincorporated association, syndicate, joint venture or organization, or any government or any department, agency or other political subdivision thereof, or any other entity, and shall include any successor of any such entity.

        “Relinquishing Shareholder” means any of the Caledonia Group, the CMS Group or the WLG Group, with respect to which the Caledonia Relinquishment Event, the CMS Relinquishment Event or the WLG Relinquishment Event, as the case may be, shall have occurred.

        “Relinquishment Date” means as to any of the Caledonia Group, the CMS Group or the WLG Group, such time as the Caledonia Relinquishment Event, the CMS Relinquishment Event or the WLG Relinquishment Event, as the case may be, shall have occurred.

        “Retaining Shareholder” means any of the Caledonia Group or the WLG Group, with respect to which the Caledonia Relinquishment Event or the WLG Relinquishment Event, as the case may be, shall not have occurred.

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        “Securities Act” means the United States Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

        “Securities Exchange Act” means the United States Securities Exchange Act of 1934 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

        “Shares” means (a) the ordinary shares, par value $0.001 per share, of the Company (including any dividends in kind thereon), or (b) any other class of stock resulting from any reclassification, exchange, substitution, combination, stock split or reverse stock split, including in connection with any merger or otherwise, of such ordinary shares.

        “Standstill Expiration Date” means June 30, 2006.

        “Subsidiary” means, with respect to any Person, any corporation or other business entity directly or indirectly controlled by such Person.

        “Substantial Part of the Company” means, as of any date, twenty percent (20%) or more of the book value of the consolidated tangible assets of the Company and its Subsidiaries, taken as a whole (without regard to any liabilities of the Company or any of its Subsidiaries), as of the end of its most recent fiscal quarter ending prior to the time the determination is made.

        “Underwriter Out” means the occurrence of any of the following: (1) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (2) a banking moratorium shall have been declared by federal or state authorities, (3) there shall have been a declaration of a national emergency or war by the United States or (4) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it impracticable or inadvisable to proceed with a public offering or delivery of Shares in the amount contemplated by the Minimum Year One Sale.

        “Underwritten Public Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for re-offering to the public, which shall include customary selling efforts.

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        “Unsolicited Tender Offer” means any bona fide tender or exchange offer by any Person (other than by any member of any Group or by any “group” (as such term is used for purposes of Section 13(d) of the Securities Exchange Act) that includes any such member) for all of the Equity Securities of the Company that has not been solicited, directly or indirectly, by any member of any Group.

        “Voting Interest” means, as of any date, a fraction, expressed as a percentage, the numerator of which is the aggregate number of Shares Beneficially Owned by any Group on such date and the denominator of which is the total number of Shares outstanding on such date.

        “WLG Group” means, as of any date, WLG and all of its Affiliates as of such time.

        “WLG Relinquishing Event” means, at any time, Beneficial Ownership by the WLG Group of less than two million (2,000,000) Shares; provided, however, that if the WLG Group shall Beneficially Own a number of Shares constituting five percent (5%) or more of the Company’s Equity Securities as of such time, a majority of the Independent Directors may direct that a WLG Relinquishing Event shall be deemed not to have occurred.

SECTION 1.2 Other Definitions. As used herein, the following terms shall have the meanings ascribed to them in the Section of this Agreement opposite each such term:

Term	Section
Additional Shares	4.2(a)(i)
Affiliated Transferee	4.1
Agreement	Preamble
Authorized Representative	5.1(d)
Board	Recitals
Board of Directors	Recitals
Broker Sale	4.2(b)
Broker Sale Requirements	4.2(b)
Bulk Shares	4.6
Caledonia	Preamble
Caledonia Sale Trigger	5.3.2(b)
Caledonia Tag Shares	4.3(a)
CMS	Preamble
CMS Option	Recitals
CMS Sale Trigger	5.3.2(b)

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Term	Section
CMS Tag Shares	4.5(a)
Company	Preamble
Company Event	5.2.1(b)
Company Kersaf Sale	4.2(a)(ii)
Company Slate	3.4
Contract Date	4.6(d)
Demand Piggyback Shares	5.3.1(a)(i)
Demand Registration	5.2.1(a)
Distribution	Recitals
Election Period	5.3.1(a)(i)
Excess Sale	4.2(b)
Excess Shares	4.2(b)
Exempt Caledonia Affiliates	2.5(b)
Exempt Kersaf Affiliates	2.4
Existing Agreements	Recitals
Holder	5.1(c)
Incidental Registration	5.3.1(b)
Indemnified Party (ies)	5.7.1
Initiating Holder	5.2.1(a)
Kersaf	Preamble
Mangalitsa	Preamble
Minimum Year One Sale	4.2(a)(i)
Minimum Year One Sale Date	4.2(a)(i)
New Board	3.2
New Member	3.2
Ninetieth Day	5.4.2(a)
Notice	5.3.1(a)(i)
Offer Price	4.6(a)
Offered Shares	4.6(a)
Offeree	4.6
Offeree Option	4.6(b)
Offeree Option Period	4.6(b)
Offering Notice	4.6(a)
Permitted Transferee	5.1(c)
Prior Registration Delay	5.2(b)
Proxy Grantees	3.6
Proxy Grantors	3.6
Proxy Shares	3.6
Registrable Securities	5.1(b)

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Term	Section
Registration Expenses	5.6
Relinquishing Date	3.4
Relinquishing Shareholder	3.4
Retaining Shareholder(s)	3.4
Rosegrove	Preamble
Rosegrove Agreement	Recitals
RRHL	Preamble
Selling Shareholder	4.6
Shareholders Meeting	3.1
SIHL Agreement	Recitals
SIIL	Preamble
SIIL Agreement	Recitals
SIIL Investors	Preamble
SINC	Preamble
Sixtieth Day	5.4.2(a)
Third Party Offer	4.6
Third Party Purchaser	4.6
Threshold Number	4.6
Transfer	4.1
Underwriter	5.2.3(a)
Unencumbered WLG Shares	4.4(a)
WLG	Preamble
WLG Full Transfer Date	4.4(b)
Written Consent	3.1

ARTICLE II

BUSINESS COMBINATIONS; STANDSTILL

        SECTION 2.1     Actions with Respect to Equity Securities. Subject to Sections 2.2, 2.3, 2.4, 2.5, 2.6, 4.2(e), 4.3(d), 4.4(d) and 4.5(d), none of WLG, Kersaf, Caledonia or CMS shall, and each shall cause its respective Affiliates not to, directly or indirectly, at any time prior to the Standstill Expiration Date, (a) purchase or otherwise acquire, or propose or offer to purchase or acquire, or become the Beneficial Owner of, whether by tender offer, market purchase, privately negotiated purchase, merger or otherwise, any Equity Securities of the Company, (b) request the Company (or its directors, officers, employees or agents) to amend or waive any of the provisions contained in Article II, or (c) propose, publicly disclose any intention to disclose, vote for or otherwise consummate any Business Combination or (d) take any other action which

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would reasonably be expected to require pursuant to law the Company to make a public announcement regarding the possibility of a Business Combination.

        SECTION 2.2     Actions by the Board of Directors. Notwithstanding any provision in this Article II to the contrary, the members of any Group may make an Acquisition Proposal or a proposal for a Business Combination to the Board of Directors if any other Person (other than any member of any Group in violation or breach of its obligations under Article II) shall have made an Acquisition Proposal or a proposal for a Business Combination and the Board of Directors (with the concurrence of a majority of the Company’s Independent Directors) has determined to enter into discussions or negotiations with such Person with respect to such Acquisition Proposal or Business Combination.

        SECTION 2.3     Permitted Purchases by WLG. WLG and its Affiliates shall be permitted to purchase or otherwise acquire Shares either (a) pursuant to the Offeree Option, (b) if, after giving effect to any such purchase or acquisition, the aggregate number of Shares owned by WLG and its Affiliates shall not exceed five million nine hundred thousand (5,900,000) or (c) pursuant to any of the Company’s stock option plans.

        SECTION 2.4     Permitted Actions by the Kersaf Group. Notwithstanding anything to the contrary contained in this Agreement, at any time and from time to time, the investment funds managed by Affiliates of Kersaf (other than its Controlled Affiliates) (the “Exempt Kersaf Affiliates”) may hold and purchase Equity Securities of the Company; provided that any such Equity Securities are acquired and held in the ordinary course of business and for investment purposes only. In addition, Kersaf and its Affiliates shall not be in breach of the provisions of this Article II by reason of any action or inaction taken by any Exempt Kersaf Affiliate in the ordinary course of such Exempt Kersaf Affiliate’s business in connection with Equity Securities acquired or held in accordance with this Section 2.4.

        SECTION 2.5     Permitted Purchases by Caledonia.

        (a)     Notwithstanding Section 2.5(c), the Caledonia Group may purchase Shares pursuant to the terms of the Offeree Option.

        (b)     At any time and from time to time, the investment funds managed by Affiliates of Caledonia (other than its Controlled Affiliates) (the “Exempt Caledonia Affiliate”) may hold and purchase Equity Securities of the Company; provided that any such Equity Securities are acquired and held in the ordinary course of business and for investment purposes only. In addition, Caledonia and its Affiliates shall not be in breach of the provisions of this Article II by reason of any action or inaction taken by any

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Exempt Caledonia Affiliate in the ordinary course of such Exempt Caledonia Affiliate’s business in connection with Equity Securities acquired or held in accordance with this Section 2.5(b).

        (c)     The Caledonia Group may purchase or acquire any other Shares; provided, however, that, after giving effect to any such purchase or acquisition, the Caledonia Group shall not Beneficially Own in excess of five million nine hundred thousand (5,900,000) Shares in the aggregate. For the avoidance of doubt, the 5,900,000 Share limitation may be exceeded to the extent that after giving effect to any purchase by the Caledonia Group pursuant to the Offeree Option, the Caledonia Group may Beneficially Own a number of Shares in excess of 5,900,000.

        SECTION 2.6     Permitted Purchases by CMS.

        (a)     The CMS Group may purchase or acquire any Shares; provided, however, that, after giving effect to any such acquisition or purchase, the CMS Group shall not Beneficially Own in excess of four million (4,000,000) Shares in the aggregate.

        (b)     For the avoidance of doubt, the CMS Group may acquire the CMS Shares pursuant to the exercise of the CMS Option or otherwise.

        SECTION 2.7     Acquisition of Kersaf Group Shares. None of the Company or WLG shall, and the Company shall cause its Controlled Affiliates and WLG shall cause its Affiliates not to, directly or indirectly, at any time prior to the Standstill Expiration Date, (a) purchase or otherwise acquire, or propose or offer to purchase or acquire, or become the Beneficial Owner of, whether by tender offer, market purchase, privately negotiated purchase, merger or otherwise, any securities of Kersaf, (b) request Kersaf (or its directors, officers, employees or agents) to amend or waive any of the provisions contained in this Section 2.7, (c) propose, publicly disclose any intention to disclose, vote for or otherwise consummate any Business Combination (as such term is modified to apply to Kersaf) or (d) take any action which would reasonably be expected to require pursuant to law Kersaf to make a public announcement regarding the possibility of a Business Combination (as such term is modified to apply to Kersaf).

        SECTION 2.8     Beneficial Ownership. For purposes of ensuring compliance with this Agreement, (a) each of WLG, Kersaf, Caledonia and CMS represents and warrants severally and not jointly that the number of Shares Beneficially Owned, as of the date hereof, by each of the WLG Group, the Kersaf Group and the Caledonia Group is as set forth on Annex A hereto and (b) each of the Company and WLG represents and warrants severally and not jointly that the number of securities of Kersaf Beneficially Owned, as of the date hereof, by each of the Company and the WLG Group is as set forth on Annex A.

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        SECTION 2.9     Enforcement and Waiver. Except with respect to Sections 2.7 and 2.8(b), no member of the Kersaf Group or the CMS Group and, in the event that the WLG Group or the Caledonia Group shall at any time Beneficially Own less than two million five hundred thousand (2,500,000) Shares, respectively, the WLG Group and the Caledonia Group, as the case may be, shall have any rights or remedies for a breach or violation of, be entitled to enforce, nor shall a waiver of such member be required in connection with the waiver of any of, the provisions of this Article II.

ARTICLE III

BOARD OF DIRECTORS

        SECTION 3.1     General. From and after the execution of this Agreement, each of WLG, Caledonia and CMS shall, and in the case of WLG and Caledonia, if applicable, shall cause each of its Controlled Affiliates to, vote all Shares it Beneficially Owns (including any Proxy Shares) at any regular or special meeting of the shareholders of the Company (each, a “Shareholders Meeting”) or in any written consent executed in lieu of such a meeting of shareholders (a “Written Consent”), and shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Section 3.4) and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement. In addition, each of WLG, Caledonia and CMS shall, and, in the case of WLG and Caledonia, if applicable, shall cause each of its Controlled Affiliates to, vote all Shares it Beneficially Owns (including any Proxy Shares) at any Shareholders Meeting or act by Written Consent with respect to such Shares, upon any matter submitted by the Board of Directors for action by the Company’s shareholders or with respect to which such Person may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Charter Documents.

        SECTION 3.2     Kersaf Director. Effective as of the date hereof, Kersaf shall remove Mr. Buddy Hawton from, or cause Mr. Buddy Hawton to resign, his office as a director of the Company. Immediately following the removal or resignation of Mr. Hawton, the Board shall effect the appointment of Mr. Eberhart von Rantzau or Mr. Heinrich von Rantzau or, if neither is willing to serve as a director, another individual jointly designated by WLG and Caledonia as a director of the Company (the “New Member”). As a result of the foregoing, as of the date hereof the Board of Directors of the Company shall consist of Sol Kerzner, Peter Buckley, Eric Siegel, Howard Marks and the New Member (the “New Board”). Following the date hereof, the Kersaf Group shall not have any right to designate, nominate or otherwise appoint any individual to the Board of Directors. In furtherance of the foregoing, Kersaf shall, and, if applicable, shall cause each member of the Kersaf Group, to remove each of its

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nominees, designees or appointees to any board of directors, committee or other body at any of the Company or Sun Resorts Limited, a company incorporated under the laws of Mauritius. If the New Member is an individual other than Mr. Eberhart von Rantzau or Mr. Heinrich von Rantzau, then immediately following the transfer of at least one million (1,000,000) CMS Shares to a member of the CMS Group pursuant to the CMS Option or otherwise, WLG and Caledonia shall remove the New Member from, or cause the New Member to resign, his office as a director of the Company. Thereafter, the Board shall effect the appointment of an individual designated by CMS; provided, however, that WLG and Caledonia shall have first consented to the appointment of such individual; provided, further, that WLG and Caledonia shall be deemed to have consented to the designation of Mr. Heinrich von Rantzau and Mr. Eberhart von Rantzau.

        SECTION 3.3     Amendment of Charter Documents. As soon as practicable after the date hereof, (a) the Company shall (i) adopt, either at a meeting of the Board or by unanimous written consent of the Board of Directors, resolutions amending the Charter Documents of the Company to provide (A) that the New Board shall remain in office until the Company’s annual general shareholders meeting in 2004, and (B) that the Charter Documents may thereafter be amended by the Board of Directors (any such amendment shall not be inconsistent with Section 3.1) and (ii) submit and recommend such amendments for approval at a Shareholders Meeting or by Written Consent, and (b) each of WLG, Caledonia and CMS shall, and, in the case of WLG and Caledonia shall cause, if applicable, each member of its respective Group to vote its respective Shares (and any Proxy Shares) to approve such amendments.

        SECTION 3.4     Election of Directors; Number and Composition. The Company agrees to include in the slate of directors submitted by the Company to the shareholders for election (the “Company Slate”) (a) one (1) individual designated by WLG, (b) one (1) individual designated by Caledonia, and (c) following the transfer of at least one million (1,000,000) CMS Shares to a member of the CMS Group pursuant to the CMS Option or otherwise, one (1) individual designated by CMS; provided, however, that WLG and Caledonia shall have first consented to the appointment of such individual; provided, further, that WLG and Caledonia shall be deemed to have consented to the designation of Heinrich von Rantzau and Eberhart von Rantzau. If, at any time, there shall have occurred a WLG Relinquishing Event, a Caledonia Relinquishing Event or a CMS Relinquishing Event, then, effective as of the applicable Relinquishment Date, the Relinquishing Shareholder(s) shall no longer have the right to designate a nominee to be included in the Company Slate and shall immediately cause its then current nominee to resign as a member of the Board, effective as of the Relinquishment Date. Following the Relinquishment Date(s), the Retaining Shareholder(s) acting in good faith shall jointly designate the nominee(s) of the Relinquishing Shareholder(s). At the point that there is no Retaining Shareholder, the remaining Board shall replace the directors who resign or are removed as a result of occurrence of a Relinquishment Date.

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        SECTION 3.5     Removal and Replacement of Directors. Each of WLG, Caledonia and CMS shall have the exclusive right to remove any director appointed by it and appoint another director in his or her place. Any such removal or appointment shall take effect in each case on the giving of a notice in writing signed by a director or the Secretary (or other authorized representative) of WLG, Caledonia or CMS, as the case may be, giving the notice to the Secretary of the Company at its registered office or at a meeting of the Board. Each of WLG, Caledonia and CMS shall have the exclusive right to replace any director appointed by it who ceases to be a director of the Company other than by reason of his or her removal pursuant to this Section 3.5.

        SECTION 3.6     Voting of Kersaf Group Shares. Effective as of the date hereof, each of SIIL, Rosegrove, SINC and RRHL (collectively, the “Proxy Grantors”) shall grant an irrevocable proxy to each of WLG, Mangalitsa and CMS (collectively, the “Proxy Grantees”) pursuant to which each of WLG, Mangalitsa and CMS shall hereinafter have the right to vote the Shares as set forth on Annex B, in its sole and absolute discretion (the “Proxy Shares”). The voting rights granted to WLG, Mangalitsa and CMS pursuant to this Section 3.6 shall terminate with respect to any Shares sold by the Kersaf Group (or any permitted transferee thereof), foreclosed upon or sold by the Company pursuant to the Pledge Agreement or transferred to the CMS Group in accordance with the terms hereof as of the date of the consummation of such sale or transfer and, (a) upon the request of Kersaf’s Authorized Representative, the Company shall remove any restrictive legend from the Shares sold in such sale and amend any proxy in respect of such Shares and (b) each of the Proxy Grantors and Proxy Grantees shall amend each irrevocable proxy to ensure that (i) in the case of a sale of Proxy Shares granted to WLG or Caledonia, the reduction in voting rights as a result of such sale shall be effected on a pro rata basis and (ii) in the case of a sale of Proxy Shares granted to CMS, the reduction in voting rights as a result of such sale shall be solely as to CMS.

ARTICLE IV

RESTRICTIONS ON TRANSFER OF SHARES

        SECTION 4.1     Restrictions on Transfer of Shares. Each of WLG, Kersaf, Caledonia and CMS hereby agrees that it will, and, if applicable, shall cause each member of its respective Group, except for transfers to any entity that is, directly or indirectly, a wholly-owned Controlled Affiliate which agrees in writing to be bound by the terms and provisions of this Agreement to the same extent as the transferor party (an “Affiliated Transferee”), not, and will not permit any Affiliated Transferee to, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each, a “transfer”) any Shares or any right, title or interest therein or thereto (whether by operation of law or

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otherwise) except as provided in and in strict accordance with this Article IV and Article V. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio; provided, however, that any member of a Group may hypothecate, pledge, encumber or grant a security interest in the Shares to any lending institution; provided, further, that any such hypothecation, pledge, encumbrance or grant of a security interest by any such member shall be made subject to all of the terms and conditions of this Agreement and that such lending institution(s) shall acknowledge the same in a writing delivered to the Company. For the avoidance of doubt, transfers in connection with the Distribution or from RRHL to a member of the CMS Group pursuant to the exercise of the CMS Option or otherwise and any transfer to an Affiliated Transferee within such Affiliated Transferee’s Group shall not be subject to this Article IV.

        SECTION 4.2     Permitted Transfers by Kersaf.

        (a)     Minimum Year One Sale.

        (i)     No later than June 30, 2002 (the “Minimum Year One Sale Date”), the Kersaf Group shall complete the sale of no less than two million (2,000,000) Shares pursuant to an Underwritten Public Offering (the “Minimum Year One Sale”). If the conditions giving rise to any Underwriter Out, Company Event or Prior Registration Delay exist at any time after the tenth (10th) month following the date hereof, the Minimum Year One Sale Date shall be extended until such time as such conditions are no longer continuing plus the lesser of (x) the number of days reasonably requested by the Underwriter to consummate the Minimum Year One Sale and (y) forty-five (45) days; provided, however that with respect to an Underwriter Out such extension shall not commence until such time as Kersaf shall deliver written notice thereof to the Company stating that the conditions giving rise to an Underwriter Out exist. Subject to Section 5.3.2(a), the Kersaf Group may, at its option, elect to increase the number of Shares to be sold in such Minimum Year One Sale by up to an additional two million (2,000,000) Shares (the “Additional Shares”).

        (ii)     Upon the execution of this Agreement and as a condition precedent to the effectiveness of the terms hereof, Kersaf shall, and shall cause members of the Kersaf Group that are Controlled Affiliates, as applicable, to authorize, execute and deliver to the Company a power of attorney (together with stock powers) with full power of substitution authorizing the Company, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind to, in the event that the Kersaf Group shall have failed to complete the Minimum Year One Sale in accordance with Section 4.2(a)(i), take all reasonable measures to effect the Minimum Year One Sale as soon as practicable (the “Company Kersaf Sale”). The Company shall deliver to Kersaf all of the proceeds of the Company Kersaf Sale (net of any underwriters’ discounts and

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commissions, registration fees and the Company’s documented and reasonable out of pocket expenses incurred in connection with such Company Kersaf Sale) as soon as practicable, and in any event, no more than five (5) days thereafter. The Company Kersaf Sale shall be deemed to constitute the Minimum Year One Sale for all purposes of this Agreement.

        (iii)     Kersaf hereby waives, and shall cause the members of the Kersaf Group to waive, any and all claims of fiduciary duty or other duty of loyalty or care on behalf of the Company, and no implied duties or obligations shall be read into this Agreement against the Company, as a result of any action or inaction by the Company in connection with a Company Kersaf Sale; provided, however, that the Company shall use commercially reasonable efforts to consummate the Company Kersaf Sale on commercially reasonable terms (including price) as determined by the Company in good faith; provided, further, that Kersaf agrees and acknowledges that the terms and conditions (including price) may be less favorable than if such sale were not required to be consummated as expeditiously as possible.

        (iv)     In the event that prior to the date that is forty five (45) days prior to the Minimum Year One Sale Date (as extended pursuant to and in accordance with the provisions of Section 4.2(a)), Kersaf shall have not consummated the Minimum Year One Sale or otherwise shall not be in a position whereby it would reasonably be expected to consummate the Minimum Year One Sale prior to the Minimum Year One Sale Date (as so extended), Kersaf covenants and agrees that it shall, and shall cause its Affiliate to, promptly (and in any event no later than forty (40) days prior to the Minimum Year One Sale Date (as so extended)) deposit two million (2,000,000) Shares with the Company, which the Company may use to effect the Company Kersaf Sale.

        (b)     Additional Sales by the Kersaf Group. Subject to the requirements of applicable law and any customary restrictions imposed by the Underwriter, if applicable, the Kersaf Group may sell any unsold Additional Shares and any other Shares owned by the Kersaf Group either (i) in one (1) or more Underwritten Public Offerings of no fewer than one million (1,000,000) Shares each or (ii) through the Company’s Brokers in open market transactions (each such sale, a “Broker Sale”); provided, however, that (A) prior to commencing any Broker Sale, Kersaf shall, and shall cause each participating member of the Kersaf Group, to enter into a brokerage agreement with such Company’s Broker (such agreement to be on commercially reasonable terms) pursuant to which the Company’s Broker shall serve as the Kersaf Group’s agent, (B) prior to the consummation of the Minimum Year One Sale, no more than three hundred thousand (300,000) Shares shall be sold pursuant to Broker Sales in any given ninety (90) day period and (C) following consummation of the Minimum Year One Sale, no more than four hundred thousand (400,000) Shares shall be sold pursuant to Broker Sales in any ninety (90) day period (the provisions set forth in the foregoing clauses (A), (B) and(C),

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the “Broker Sale Requirements”). For purposes of determining the number of Shares that may be sold pursuant to Sections 4.2(b)(ii)(B) or 4.2(b)(ii)(C), the sale of any CMS Shares shall not be included in the determination of such number of Shares. In the event that the Kersaf Group sells more than four million (4,000,000) Shares (excluding the CMS Shares) (such shares, the “Excess Shares” and each such sale an, “Excess Sale”) pursuant to one (1) or more Underwritten Public Offerings, Kersaf (or a member of the Kersaf Group) shall pay to the Company (out of the aggregate proceeds of any such Excess Sale, net of any underwriters’ discounts and commissions, registration fees and the documented and reasonable out-of-pocket expenses incurred by the Kersaf Group in connection with such Underwritten Public Offering), (x) if the price per Excess Share is less than or equal to twenty seven United States Dollars ($27), five percent (5%) of such net proceeds; (y) if the price per Excess Share is greater than twenty seven United States Dollars ($27) but less than thirty United States Dollars and thirty seven and one half cents ($30.375), the amount required under clause (x) plus fifty percent (50%) of the amount by which the price per Excess Share exceeds twenty seven United States Dollars ($27), and (z) if the price per Excess Share is greater than thirty United States Dollars and thirty seven and one half cents ($30.375), ten percent (10%) of such net proceeds.

        (c)     CMS. RRHL may transfer to members of the CMS Group the CMS Shares pursuant to the CMS Option or otherwise.

        (d)     Pledge. RRHL shall pledge Shares having an aggregate value, as of the date hereof, equal to twenty four million United States Dollar ($24,000,000), such pledge to be made pursuant to the Pledge Agreement. Notwithstanding the foregoing, until such time as the CMS Shares are transferred to a member of the CMS Group pursuant to the CMS Option or otherwise, RRHL shall ensure that 1,686,984 Shares are not pledged by RRHL pursuant to the Pledge Agreement. The Company shall be permitted to foreclose upon such pledge in accordance with the terms and conditions of the Pledge Agreement and any such foreclosure or sale of Shares by the Company shall not constitute a violation or breach of this Article II.

        (e)     Unsolicited Tender Offer. The Kersaf Group may sell or exchange any of its Shares pursuant to an Unsolicited Tender Offer.

        SECTION 4.3     Permitted Transfers by Caledonia.

        (a)      Caledonia Tag Shares. Subject to Section 5.3.1(a)(ii), the Caledonia Group may, at its option, as part of the Minimum Year One Sale, elect to sell up to two million (2,000,000) of its Shares (the number of Shares to be sold by the Caledonia Group, the “Caledonia Tag Shares”).

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        (b)     Transfers Pursuant to Article V. Subject to the conditions and limitations contained in Article V, the Caledonia Group may transfer any of its Shares pursuant to any registration effected thereunder.

        (c)     Broker Sales by Caledonia. Subject to the requirements of applicable law, the Caledonia Group may sell its Shares pursuant to one (1) or more Broker Sales; provided, however, that prior to commencing any Broker Sale, Caledonia shall, and shall cause each participating member of the Caledonia Group to, enter into a brokerage agreement with such Company’s Broker (such agreement to be on commercially reasonable terms) pursuant to which the Company’s Broker shall serve as the Caledonia Group’s agent.

        (d)     Unsolicited Tender Offer. The Caledonia Group may sell or exchange any of its Shares pursuant to an Unsolicited Tender Offer.

        SECTION 4.4    Permitted Transfers by WLG.

        (a)     First 500,000 Shares. Following June 30, 2003 (if the WLG Full Transfer Date has not yet occurred), the WLG Group may sell up to five hundred thousand (500,000) of its Shares (the “Unencumbered WLG Shares”) in the same manner as contemplated by clauses (A) and (B) of Section 4.4(b).

        (b)     Unrestricted WLG Sales. Immediately upon and following the earlier (such date, the “WLG Full Transfer Date”) of (i) June 30, 2004 and (ii) the date on which the Caledonia Group shall have disposed of an aggregate of two million five hundred thousand (2,500,000) of its Shares, the WLG Group may sell all or any part of its Shares pursuant to (A) any registration of Shares effected under Article V, but subject to the conditions and limitations set forth therein, or (B) subject to the requirements of applicable law, pursuant to one or more Broker Sales; provided, however, that prior to commencing any Broker Sale, WLG shall, and shall cause each participating member of the WLG Group to, enter into a brokerage agreement with such Company’s Broker (such agreement to be on commercially reasonable terms) pursuant to which the Company’s Broker shall serve as the WLG Group’s agent.

        (c)     Stock Option Shares. The WLG Group may at any time and from time to time transfer Shares purchased pursuant to the Company’s stock option plans.

        (d)     Unsolicited Tender Offer. The WLG Group may sell or exchange any of its Shares pursuant to an Unsolicited Tender Offer.

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        SECTION 4.5     Permitted Transfers by CMS.

        (a)     CMS Tag Shares. Subject to Section 5.3.l(a)(ii), if the CMS Shares are transferred to a member of the CMS Group pursuant to the CMS Option or otherwise, the CMS Group may, at its option, as part of the Minimum Year One Sale, elect to sell up to six hundred thousand (600,000) of its Shares (the number of Shares to be sold by the CMS Group, the “CMS Tag Shares”).

        (b)     Transfers Pursuant to Article V. Subject to the conditions and limitations contained in Article V, the CMS Group may transfer any of its Shares pursuant to any registration effected thereunder.

        (c)     Broker Sales by CMS. Subject to the requirements of applicable law, the CMS Group may sell its Shares pursuant to one (1) or more Broker Sales; provided, however, that prior to commencing any Broker Sale, CMS shall, and shall cause each participating member of the CMS Group to, enter into a brokerage agreement with such Company’s Broker (such agreement to be on commercially reasonable terms) pursuant to which the Company’s Broker shall serve as the CMS Group’s agent.

        (d)     Unsolicited Tender Offer. The CMS Group may sell or exchange any of its Shares pursuant to an Unsolicited Tender Offer.

        SECTION 4.6    Bulk Transfers by WLG and Caledonia. Each of the WLG Group, subject to compliance by the WLG Group with Section 4.4, or the Caledonia Group (each, as the case may be, the “SellingShareholder” and the other, the “Offeree”) may, upon receipt of a bona fide offer (a “Third Party Offer”) from a third party “person” or a “group” (as such terms are used for purposes of Section 13(d) of the Securities Exchange Act) (a “Third Party Purchaser”) to purchase an aggregate number of Shares in excess of two million and five hundred thousand (2,500,000) (the “Threshold Number”) (for purposes of this Section 4.6, transfers to a Third Party Purchaser within a twelve month period shall be aggregated and this Section 4.6 shall apply (x) in the event of an offer to purchase a number of Shares greater than or equal to the Threshold Number, to all such Shares and (y) in the event of an offer for less than the Threshold Number, which when aggregated with all prior transfers to such Third Party Purchaser during the preceding twelve (12) month period equals or exceeds the Threshold Number, to any Shares proposed to be transferred in excess of the Threshold Number (such Shares, the “Bulk Shares”)), shall the Bulk Shares to such Third Party Purchaser; provided, however, that prior to any such sale (other than to the Underwriter in connection with an Underwritten Public Offering) the Selling Shareholder shall have provided the Offeree with a right of first refusal in accordance with the following procedures:

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        (a)     Offering Notice. The Selling Shareholder shall offer the Bulk Shares first to the Offeree, by sending written notice (an “Offering Notice”) to the Offeree, which shall state (a) the number of Bulk Shares proposed to be transferred (the “Offered Shares”); (b) the proposed purchase price per Offered Share (the “Offer Price”); and (c) the terms and conditions of such sale, each as contained in the Third Party Offer. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.

        (b)     Offeree Option; Exercise. For a period of thirty (30) business days after the giving of the Offering Notice (the “Offeree Option Period”), the Offeree shall have the right (the “Offeree Option”) but not the obligation to purchase all but not less than all of the Offered Shares at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. The right of the Offeree to purchase the Offered Shares under this Section 4.6 shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Offeree Option Period, to the Selling Shareholder. The failure of the Offeree to respond within the Offeree Option Period shall be deemed to be a waiver of the Offeree Option, provided that the Offeree may waive its rights under this Section 4.6 prior to the expiration of the Offeree Option Period by giving written notice to the Selling Shareholder.

        (c)     Closing. The closing of the purchase of Offered Shares subscribed for by the Offeree under this Section 4.6 shall be held at the executive office of the Company at 11:00 a.m., local time, on the sixtieth (60th) day after the giving of the Offering Notice or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Shareholder shall deliver certificates representing the Offered Shares, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Shares shall be free and clear of any liens or other encumbrances and the Selling Shareholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Shares. The Offeree shall deliver at the closing payment in full in immediately available funds for the Offered Shares purchased. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

        (d)     Sale to a Third Party Purchaser. Unless the Offeree elects to purchase all, but not less than all, of the Offered Shares, the Selling Shareholder may sell all, but not less than all, of the Offered Shares to a Third Party Purchaser on the terms and conditions contained in the Third Party Offer as set forth in the Offering Notice and, subject to Section 5.1(c), such Third Party Purchaser shall be entitled to the rights of the Selling Shareholder as a Holder pursuant to Article V; provided, however, that such sale is entered into within sixty (60) days after the earlier to occur of (i) the waiver by the Offeree of its option to purchase the Offered Securities and (ii) the expiration of the Offeree Option Period (the “Contract Date”); provided, further, that such sale shall not be

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consummated unless and until (x) such Third Party Purchaser shall represent in writing to the Company and the Offeree that it is aware of the rights of first refusal of the Offeree contained in this Agreement and of the other terms and conditions hereof and (y) prior to the purchase by such Third Party Purchaser of any of such Offered Shares, such Third Party Purchaser shall become a party to this Agreement and shall agree to be bound by all the terms and conditions hereof applicable to the Selling Shareholder; provided, however, that the rights of any party hereto as of the date hereof to nominate a director to the Board is non-transferable. If such sale is not consummated within thirty (30) days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective.

        (e)     Affiliate Transferees. For the avoidance of doubt, the provisions of this Section 4.6 shall not apply to any transfers to Affiliated Transferees.

        SECTION 4.7    Conditions to Transfer. WLG, Kersaf, Caledonia and, if applicable, CMS shall, and, if applicable, shall cause each of their Controlled Affiliates to, (a) in connection with any transfer pursuant to Sections 4.2, 4.3, 4.4, 4.5 and 4.6 that is not pursuant to a Broker Sale, an Underwritten Public Offering, Unsolicited Tender Offer or in connection with the Distribution or a transfer to an Affiliated Transferee, not make any transfer to any Person who (together with such Person’s Affiliates), after giving effect to such transfer, would Beneficially Own more than fifteen percent (15%) of the outstanding Equity Securities and (b) in connection with an Underwritten Public Offering or a Broker Sale, direct the Underwriter or the Company’s Broker(s), as the case may be, to take reasonable steps to ensure a wide distribution of the brokered or underwritten Shares in accordance with customary practices, and that after giving effect to any such transfer no purchaser (together with its Affiliates) would Beneficially Own fifteen percent (15%) or more of the outstanding Shares of the Company as of such time.

        SECTION 4.8    Permitted Transfers Generally. The restrictions contained in this Article IV shall not apply to any transfer effected in connection with the consummation of an Acquisition Proposal or Business Combination which is supported by the Board of Directors (including the majority of the Company’s Independent Directors).

        SECTION 4.9    Distribution. Each of the parties to the Supplemental Agreement attached as Exhibit A hereto shall, and shall cause each of its respective Affiliates, to perform the obligations set forth therein and to consummate the Distribution and the other transactions contemplated thereby as soon as possible.

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ARTICLE V

REGISTRATION RIGHTS

        SECTION 5.1    General; Securities Subject to this Agreement.

        (a)     Grant of Rights. The Company hereby grants registration rights to each Holder (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

        (b)     Registrable Securities. For the purposes of this Agreement, “Registrable Securities” means any Shares owned by either the WLG Group, the Kersaf Group, the Caledonia Group or the CMS Group as of the date hereof or acquired prior to the Standstill Expiration Date by any such Group in accordance with the terms hereof (including pursuant to the Distribution, the exercise of the Offeree Option and the transfer of the CMS Shares to a member of the CMS Group pursuant to the exercise of the CMS Option or otherwise); provided, however, that Shares shall cease to be Registrable Securities for purposes of this Agreement when a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and all such Registrable Securities have been disposed of pursuant to such effective registration statement.

        (c)     Holders of Registrable Securities. A Person shall be a holder of Registrable Securities (each, a “Holder”) whenever such Person is a member of a Group (or a Person that has acquired Registrable Securities, directly or indirectly, from a member of a Group in accordance with the terms hereof (such Person, a “Permitted Transferee”)), that (i) owns of record Registrable Securities and (ii) agrees in writing to be bound by the terms of this Article V applicable to the Group in which such Person is a member or of which such Person is a transferee. For purposes of this Agreement, a Holder shall be entitled to assign its rights hereunder to a Permitted Transferee and such Permitted Transferee shall acquire such rights only if such Permitted Transferee shall have acquired one million (1,000,000) or more Registrable Securities pursuant to one (1) or more transfers made in accordance with the terms and conditions set forth in this Agreement (including, without limitation, pursuant to Section 4.6(d)) and, for the avoidance of doubt, shall include any Person who shall have acquired one million (1,000,000) or more Registrable Securities following the Standstill Expiration Date pursuant to any privately negotiated purchase; provided, however, that the rights transferred to any Permitted Transferee shall not include rights pursuant to Section 5.3.2(b)(second).

        (d)     If the Company receives conflicting instructions, notices or elections from two (2) or more Persons with respect to the same Registrable Securities, the

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Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. With respect to each Group, the Company shall be entitled to rely upon any instruction received from the authorized representative (each, an “Authorized Representative”) of each such Group appointed pursuant to Section 6.4. In furtherance of the foregoing, each of WLG, Kersaf, Caledonia and CMS hereby represents and warrants to the Company (severally and not jointly) that the Authorized Representative, as appointed from time to time, has and shall have the power and authority to make, execute, acknowledge and deliver such notices, requests, instructions, certificates, stock powers and other writing, and in general, to do any and all things and to take any and all actions that such Authorized Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with or to carry out the activities described in this Article V as the agent and attorney-in-fact of any Holder.

        SECTION 5.2    Demand Registration Rights.

        Section 5.2.1    Demand Registrations.

        (a)     Each Holder shall have the following rights to make written requests (specifying the intended method of disposition) (such Holder, the “Initiating Holder”) for registration under the Securities Act (each, a “Demand Registration”) of all or part of the Shares which constitute such Initiating Holder’s Registrable Securities:

        (i)     with respect to Shares that as of the date hereof are owned by any member of the Kersaf Group:

                (A)     no more than one (1) Demand Registration covering any Shares transferable pursuant to Section 4.2(a); and

                (B)     following the Minimum Year One Sale, one (1) or more Demand
        Registrations, each covering no less than one million (1,000,000) Shares;

            (ii)     with respect to Shares that as of the date hereof are owned, or thereafter acquired in accordance with the terms of this Agreement, by any member of the
     Caledonia Group, following March 31, 2002, one (1) or more Demand
     Registrations, each covering no less than one million (1,000,000) Shares; and

            (iii)     with respect to Shares that as of the date hereof are owned, or thereafter acquired in accordance with the terms of this Agreement, by any member of the
     WLG Group:

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                (A)     following June 30, 2003 (if the WLG Full Transfer Date has not yet
         occurred), no more than one (1) Demand Registration, covering no less than five hundred thousand (500,000) Shares; and

                (B)     following the WLG Full Transfer Date, one (1) or more Demand
         Registrations, each covering no less than one million (1,000,000) Shares; and

        (iv)     with respect to Shares that as of the date hereof are owned, or thereafter acquired in accordance with the terms of this Agreement, by any member of the
     CMS Group, following March 31, 2002, one (1) or more Demand Registrations, each covering no less than one million (1,000,000) Shares.

        (b)     If at the time of any request to register Registrable Securities pursuant to this Section 5.2.1, the Company is engaged in a registered public offering, intends to file a registration statement solely with respect to the sale of Shares by the Company within forty five (45) days of such time or is engaged in any activity other than the filing of a registration statement which, in the reasonable good faith determination of the Board of Directors, after consultation with outside counsel, would be required to be disclosed under applicable law as a result of such request and would be materially and adversely affected by the requested registration (each, a “Company Event”), then the Company may at its option, within five (5) business days of such request, direct that such request be delayed, (A) in the case the Company is engaged in a registered offering or intends to file such a registration statement, for a reasonable period of time not in excess of the lesser of (x) three (3) months from the date of such request or (y) forty five (45) days from the effective date of such offering (provided, however, that where such delay is requested by the Company as a result of its intention to file a registration statement within forty five (45) days of such time, the Company may exercise its rights hereunder only to the extent that such registration statement is actually filed by the Company within such forty five (45) day period) and (B) in the case of any other activity, for a reasonable period of time not in excess of forty five (45) days from the date of such direction by the Company, provided, however, that notwithstanding the foregoing such forty five (45) day period may be extended to the extent that the failure to file such registration statement is the result of the Company not having available financial statements or other information required to be included in such registration statement and the Company has used commercially reasonable efforts to obtain such financial statements or other information as soon as practicable. In the event any Initiating Holder(s) have made a written request to the Company for a Demand Registration and the conditions described in the immediately preceding sentence shall not exist as of the time of such request, such Demand Registration may not be delayed except as a result of the Company becoming involved in any activity other than the filing of a registration statement which, in the reasonable good faith determination of the Board of Directors, after consultation with outside counsel, would be required to be disclosed under applicable law as a result of

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such Demand Registration and would be materially and adversely affected by the requested registration (and such circumstances shall be deemed to constitute a Company Event for all purposes of this Agreement); provided, however, that such delay shall be made for a reasonable period of time not in excess of forty five (45) days from the date of such direction by the Company, provided, however, that notwithstanding the foregoing such forty five (45) day period may be extended to the extent that the failure to file such registration statement is the result of the Company not having available the financial statements or other information required to be included in such registration statement and the Company has used commercially reasonable efforts to obtain such financial statements or other information as soon as practicable. In addition, the Company shall not be required to file any registration within six (6) months after the effective date of any other registration statement of the Company (the “Prior Registration Delay”). Notwithstanding the foregoing, the Company shall, upon reasonable prior written notice by any Holder, use its commercially reasonable efforts to be prepared to file a registration upon the expiration of such six (6) months.

        (c)     The obligations of the Company to take the actions contemplated by this Section 5.2.1 hereof with respect to an offering of Shares shall be subject to the following conditions and limitations:

    (i)        Each participating Holder shall, and shall cause each participating member of such Holder’s Group to, conform to all applicable requirements of the Securities Act and the Securities Exchange Act with respect to the offering and sale of securities and advise each Underwriter, broker or dealer through which any of the Registrable Securities are offered that the Registrable Securities are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act.

    (ii)        Except if the Initiating Holder(s) pay any incremental costs incurred by the Company, the fulfillment of the Company’s obligations in connection with such registration shall not require the Company to prepare audited financial statements not required to be prepared for the Company to comply with its obligations under the Securities Exchange Act as of any date not coincident with the last day of any fiscal year of the Company.

    (iii)        As to the sale of any Additional Shares, Caledonia Tag Shares or CMS Tag Shares and subject to Section 4.2(a)(i), the Underwriter shall not be of the opinion that the sale of such Shares proposed to be registered would have a material adverse effect on the market for the Shares and, if applicable, any other securities issued by the Company.

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        Section 5.2.2    Effective Demand Registration. The Company shall use reasonable commercial efforts to cause any Demand Registration to become effective not later than ninety (90) days after it receives a request under Section 5.2.1 hereof and to remain effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) one hundred and twenty (120) days; provided, however, that if the Initiating Holder(s) requests the Company to withdraw such registration, other than as the result of a breach by the Company, the Initiating Holder(s) shall promptly pay all of the costs and expenses incurred by the Company in connection with such registration.

        Section 5.2.3    Underwriting Procedures.

        (a)     Selection of Underwriters. The offering of Registrable Securities pursuant to a Demand Registration may be in the form of a firm commitment underwritten offering and the managing underwriter selected for such offering shall be an internationally recognized underwriter jointly selected by, and engaged on terms and conditions mutually satisfactory to, the Company and the Initiating Holder, each acting in good faith (having due regard to the experience and relationship with the Company and the Initiating Holder(s) of the managing underwriter) (the “Underwriter”). Each of the parties agrees and acknowledges that any of Bear Stearns, Deutsche Bank and Merrill Lynch shall, subject to the execution of customary underwriting agreements on commercially reasonable terms therewith, be deemed to satisfy the requirements of the immediately preceding sentence to serve as a managing Underwriter or a member of an underwriting syndicate.

        (b)     Distribution by Underwriters. The managing Underwriter selected for any offering shall enter into an agreement (containing customary indemnification provisions and representations and warranties) with the Company and the Holders whereby the Holders shall direct the underwriters to take reasonable steps to ensure a wide distribution of the underwritten shares in accordance with customary practices and that after giving effect to any such sale, no purchaser (together with its Affiliates) would Beneficially Own fifteen percent (15%) or more of the outstanding Shares of the Company as of such time.

        SECTION 5.3    Incidental or “Piggy-Back” Registration Rights.

        Section 5.3.1    Demand and Company Registrations.

        (a)     Demand Registrations.

        (i)     Within ten (10) days after receipt of a request for a Demand Registration pursuant to Section 5.2.1, the Company shall give written notice (the “Notice”) of such

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request to all other Holders. Each of the Holders other than the Initiating Holder(s) shall, subject to the other provisions of this Section 5.3, upon receipt of written request therefor within ten (10) days after the Notice is given (the “Election Period”), have the right to include in such Demand Registration the number of Registrable Securities registrable by such Holder pursuant to Section 5.2.1 as of the time such Notice is made (the “Demand Piggyback Shares”).

        (ii)     Registration of the Demand Piggyback Shares requested to be registered by any Holder shall be subject to the following conditions: (A) in the case of a request by Caledonia and/or CMS in respect of a registration relating to the Minimum Year One Sale, the Underwriter being of the opinion that the sale by the Caledonia Group and the CMS Group of up to two million (2,000,000) Caledonia/CMS Tag Shares shall not have a material adverse effect on the Kersaf Group’s ability to complete the Minimum Year One Sale in satisfaction of the terms hereof, (B) in respect of a registration relating to the Minimum Year One Sale and any other Underwritten Public Offering, (x) compliance with the “cutback” provisions contained in Section 5.3.2, (y) acceptance by such Holder of the timing and terms and conditions of the subject Underwritten Public Offering (as evidenced by each such Holder and, if applicable, any participating member of such Holder’s Group, becoming a party to the applicable underwriting agreement) and (z) the Underwriter being of the opinion that the sale of Shares by such Holder and, if applicable, any participating member of such Holder’s Group, would not have a material and adverse effect on the market for the Shares and, if applicable, any other securities issued by the Company. In the event that the Underwriter shall be of the opinion that the sale of the Caledonia/CMS Tag Shares shall have a material adverse effect on Kersaf’s ability to complete the Minimum Year One Sale, the number of Caledonia/CMS Tag Shares shall be reduced to the extent recommended by such Underwriter.

        (iii)     In the event that the Initiating Holder(s) requests the Company to withdraw a Demand Registration, Holders who shall have elected to register Demand Piggyback Shares as of the date of such withdrawal shall have the right, upon one (1) business day’s prior written notice to the Company, to pursue such registration; provided, however, that the requirements of Section 5.2.1 shall otherwise be satisfied.

        (iv)     Subject to the foregoing and Section 5.3.2, (A) the Company shall include in such registration all Registrable Securities that the Company has received written requests for inclusion therein within the Election Period and (B) thereafter, in the case of Demand Registration, the Company may elect to include in such registration additional Shares issued by the Company. All requests made pursuant to this Section 5.3.1 shall specify the aggregate number of Registrable Securities to be registered.

        (b)     Company Registrations. If, at any time from time to time, the Company shall determine to register any of its Shares for sale in an Underwritten Public Offering

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for its own account (other than a registration relating to (i) a registration of an employee compensation plan or arrangement adopted in the ordinary course of business on Form S-8 (or any successor form) or any dividend reinvestment plan or (ii) a registration of securities on Form F-4 (or any successor form) including, without limitation, in connection with a proposed issuance in exchange for securities or assets of, or in connection with a merger or consolidation with another Person), the Company will promptly give to the Holders written notice thereof, and include in such registration (subject to Section 5.3.2) all the Registrable Securities specified in a written request made by any one or more of the Holders within ten (10) days after such Holder’s receipt of such written notice from the Company (“Incidental Registration”). The right of such Holder to have Registrable Securities included in a registration pursuant to this Section 5.3.1 shall be conditioned upon such Holder and, if applicable, any participating member of such Holder’s Group accepting the timing and terms and conditions of the subject Underwritten Public Offering (as evidenced by each such Holder and, if applicable, any participating member of such Holder’s Group, becoming a party to the applicable underwriting agreement).

        Section 5.3.2    Cutback.

        (a)     Minimum Year One Sale. The sale of Additional Shares by the Kersaf Group as part of the Minimum Year One Sale shall be subject to (i) the Underwriter being of the opinion that the sale of such Additional Shares would not have a material adverse effect on the market for the Shares and, if applicable, any other securities issued by the Company, and (ii) at the direction of the Company, reduction by the number of Caledonia/CMS Tag Shares elected to be sold pursuant to and subject to the terms and conditions set forth in Sections 4.3(a) and 4.5(a), as the case may be, and available at the time of such sale; provided, however, that the Company shall not effect such a reduction of the Additional Shares if the Underwriter shall deliver to the Company its opinion that the sale of the Caledonia/CMS Tag Shares shall not have a material adverse effect on the market for the Company’s Shares and, if applicable, any other securities issued by the Company (i.e., in such case, the Company shall register up to six million (6,000,000) Shares).

        (b)     Other Registrations. If the lead managing Underwriter of an offering covered by Section 5.3.1 (other than in connection with the Minimum Year One Sale) shall advise the Company on or before the date five (5) days prior to the date then scheduled for such offering that, in its view, the amount of Shares requested to be included in such registration exceeds the amount which can be sold in such offering without having a material and adverse effect on the market for the Shares and, if applicable, any other securities issued by the Company, then the Company will include in such registration: first, if the Company shall have initiated the registration, any Shares proposed to be registered by the Company; second, (i) until the Caledonia Group shall

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have sold two million (2,000,000) Caledonia Tag Shares (including Caledonia Tag Shares sold pursuant to the Minimum Year One Sale) in the aggregate (the “Caledonia Sale Trigger”), Registrable Securities requested to be registered by the Caledonia Group, and (ii) until the CMS Group shall have sold one million (1,000,000) CMS Tag Shares (including CMS Tag Shares sold pursuant to the Minimum Year One Sale) in the aggregate (the “CMS Sale Trigger”), Registrable Securities requested to be registered by the CMS Group, such Caledonia Tag Shares and CMS Tag Shares to be allocated, if necessary, pro rata among such Holders on the basis of the number of Shares proposed to be registered at the time, and third, (i) prior to the Caledonia Sale Trigger and the CMS Sale Trigger, each if applicable, Registrable Securities requested to be registered by any other Holders, allocated, if necessary, pro rata among such Holders on the basis of the number of the Shares proposed to be registered at the time and (ii) following the Caledonia Sale Trigger and CMS Sale Trigger, Registrable Securities requested to be registered by all Holders, allocated, if necessary, pro rata among the Holders on the basis of the number of Shares proposed to be registered at the time. Notwithstanding anything to the contrary contained in this Agreement, the rights granted to the Caledonia Group and the CMS Group pursuant to the clause “second” in the immediately preceding sentence shall terminate no later than the Standstill Expiration Date.

        Section 5.3.3    Right of Termination. The Company shall have the right to terminate or withdraw any registration initiated by it under Section 5.3.1(b) prior to the effectiveness of such registration whether or not the Holders have elected to include Registrable Securities in such registration. In the event that the Company provides the Holders who shall have elected to participate in such Company registration, notice of its intention to withdraw or terminate such registration, the Holders who shall have elected to register Shares pursuant to the Incidental Registration, shall have the right, upon one (1) business day’s prior written notice to the Company, to pursue such registration as a Demand Registration; provided, however, that the requirements of Section 5.2.1 shall otherwise be satisfied.

        SECTION 5.4    Provisions Applicable to Demand and Piggy-Back Registrations.

        Section 5.4.1    Expenses. The Company shall pay all Registration Expenses (as defined in Section 5.6 hereof) incurred in connection with any registration pursuant to Section 5.2 or 5.3, unless such registration fails to become effective as a result of the fault of one or more Holders or any member of such Holder’s Group, in which case the Company will not be required to pay the Registration Expenses incurred with respect to the offering of such Holder’s or Holders’ Registrable Securities, in which case such Registration Expenses shall be paid by the Holder or the member of such Holder’s Group at fault.

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        Section 5.4.2    Holdback Agreements.

        (a)     Each Holder agrees not to effect any sale or distribution of any Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during the twenty (20) days prior to and ninety (90) day period beginning on the effective date of any Demand Registration or Incidental Registration (except as part of such registration), if and to the extent requested by the Company or any Holder participating in the offering, in the case of a non-Underwritten Public Offering, or if and to the extent requested by the Underwriter, in the case of an Underwritten Public Offering; provided, however, that notwithstanding the foregoing, the Kersaf Group shall be entitled to sell (x) beginning on the twentieth (20th) day following the effective date of any such registration statement and ending on the sixtieth (60th) day following the effective date of any such registration statement (the “Sixtieth Day”), not more than an aggregate of one hundred and fifty thousand (150,000) Shares; (provided, however, that the aggregate amount of Shares sold during any trading day should not exceed ten thousand (10,000) and (y) beginning on the Sixtieth Day and ending on the ninetieth day (90) day following the effective date of any such registration statement (the “Ninetieth Day”) not more than an additional one hundred and fifty thousand (150,000) Shares (provided, however, that the aggregate amount of Shares sold during any trading day subsequent to the Sixtieth Day and prior to the Ninetieth Day shall not exceed fifteen thousand (15,000).

        (b)     Restrictions on Public Sale by the Company. The Company agrees not to file any registration statement with respect to any of its Equity Securities (except pursuant to registrations on Form F-4 or S-8 or any successor thereto), during the period beginning on the effective date of any registration statement in which the Holders of Registrable Securities are participating and ending on the earlier of (i) ninety (90) days after the effective date of such registration statement and (ii) the number of days agreed upon by the managing Underwriter of such registered offering which included such Registrable Securities and the Company.

        SECTION 5.5    Registration Procedures.

        In connection with any registration statement filed pursuant to this Agreement, the Company will, as expeditiously as possible:

        (a)     in connection with a request pursuant to this Agreement, prepare and file with the Commission, after receipt of a request to file a registration statement with respect to Registrable Securities, a registration statement on any form for which the Company then qualifies (or which counsel for the Company shall deem appropriate) and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, shall comply in all material respects with the Securities Act and/or the Securities Exchange Act, as the case may be and, if the

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offering is an Underwritten Public Offering, shall be reasonably satisfactory to the managing Underwriter or Underwriters, and use its commercially reasonable efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall (i) furnish to the counsel selected by the Initiating Holder(s), if any, copies of all such documents proposed to be filed, and (ii) notify such counsel and each participating Holder of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

        (b)     in connection with a registration pursuant to this Agreement, (i) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not more than one hundred twenty (120) days (or such shorter period that will terminate when all Registrable Securities covered by such registration statement have been disposed of) and (ii) cause each registration filed with the Commission, as amended or supplemented, to comply with the provisions of the Securities Act, the Securities Exchange Act and the rules and regulations thereunder applicable to it with respect to the disposition of all Shares covered by each registration statement during the applicable period specified herein in accordance with the intended method or methods of distribution;

        (c)     furnish to each participating Holder, without charge, such number of copies of the registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as each seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

        (d)     use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any participating Holder or Underwriter reasonably requests in writing and do any and all other acts and things that may be reasonably necessary or advisable to register or qualify for sale in such jurisdictions the Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction or (iv) provide any undertaking required by such other securities or “blue sky” laws or make any change in its charter documents that the Board of Directors of the Company (including a majority of the Company’s Independent Directors) determines in good faith to be contrary to the best interest of the Company and its shareholders;

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        (e)     use commercially reasonable efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the participating Holder(s) or the Underwriters, if any, to consummate the disposition of such Registrable Securities;

        (f)     notify each participating Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and prepare and file with the Commission as soon thereafter as practicable, after consultation with the Initiating Holder(s), a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

        (g)     enter into customary agreements (including an underwriting agreement in customary form, if the offering is an Underwritten Public Offering) (which shall include customary (i) indemnification and contribution provisions and representations and warranties and (ii) conditions precedents including the provision of comfort letters and legal opinion to the underwriters) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

        (h)     otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

        (i)     use commercially reasonable efforts to cause all Registrable Securities covered by the registration statement to be listed on each securities exchange or market, if any, on which similar securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

        (j)     subject to the payment of the incremental costs by the Initiating Holder(s) in accordance with Section 5.2.1(c), make available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Sections 11(a) of the Securities Act and Rule 158 thereunder;

        (k)     cooperate and assist in any filings required to be made with the New York Stock Exchange, including in order for the Registrable Securities to be admitted to listing on the New York Stock Exchange;

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        (l)     subject to the delivery of confidentiality agreements satisfactory to the Company, make available for inspection by representatives of any Underwriters participating in any disposition pursuant to a registration statement (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of the New York Stock Exchange) and any counsel or accountant retained thereby, all financial and other records, pertinent corporate documents and properties of the Company reasonably requested by any such Persons, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such Underwriter or counsel or accountant in connection with a registration statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Underwriters or their counsel or accountant upon prior reasonable prior written notice to the Company;

        (m)     use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement;

        (n)     notify each participating Holder (i) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of any request by the Commission or any state securities authority for post-effective amendments and supplements to a registration statement and prospectus or for additional information after the registration statement has become effective, (iii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) in the case of a registration, if, between the effective date of a registration statement and the closing of any sale of Registrable Securities, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects; and

        (o)     in connection with an Underwritten Public Offering in excess of two million (2,000,000) Shares, use commercially reasonable efforts to commence a road show (and make commercially reasonable efforts to make Butch Kerzner or his successor available to participate in such road show) upon notice from the managing Underwriter that, in the opinion of such Underwriter, such selling efforts are advisable.

        The Company may require each participating Holder and each participating member of such Holder’s Group as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities and other matters as may be required to be included in the registration statement.

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        Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (f) of this Section 5.5, such Holder shall, and shall cause each participating member of such Holder’s Group to, forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (f) of this Section 5.5 and, if so directed by the Company, such Holder shall, and shall cause each participating member of such Holder’s Group, to deliver to the Company all copies, other than permanent file copies then in such Holder’s possession or copies delivered to prospective purchasers, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. If the Company shall give any such notice, notwithstanding anything to the contrary contained herein, the Company shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including the period referred to in paragraph (b) of this Section 5.5) by the number of days during the period from and including the date of the giving of such notice pursuant to paragraph (f) of this Section 5.5 to and including the date when each participating Holder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (f) of this Section 5.5. To the extent the circumstances described in this paragraph are not the result of any action or inaction by any member of the Kersaf Group, the Minimum Year One Sale Date shall be extended by the number of days during which the discontinuance on the disposition of Registrable Securities shall be in effect.

        SECTION 5.6    Registration Expenses. The Company shall pay all expenses incident to its performance of or compliance with the registration of Registrable Securities to be sold in accordance with this Agreement; provided, however, that the Company shall not pay the costs and expenses of any Holder and each participating member of such Holder’s Group relating to underwriters’ commissions and discounts and fees payable to the Commission relating to Registrable Securities to be sold by such Holder and each participating member of such Holder’s Group, brokerage fees, transfer taxes or the fees or expenses of any counsel, accountants or other representatives retained by such Holders and each participating member of such Holder’s Group, individually or in the aggregate. All of the expenses described in this Section 5.6 that are to be paid by the Company are herein called the “Registration Expenses.”

        SECTION 5.7    Indemnification; Contribution.

        Section 5.7.1    Indemnification by the Company. The Company agrees to indemnify to the fullest extent permitted by law, in the case of any registration statement filed pursuant to this Agreement, each participating Holder and each participating member of such Holder’s Group covered by such registration statement, each other Person who participates as an underwriter in the offering or sale of such securities, and

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each Person, if any, who controls such participating Holder or any such underwriter within the meaning of the Securities Act (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities to which such Indemnified Party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or any omission or alleged omission of a material fact to be stated in any registration statement under which such securities were registered under the Securities Act, prospectus or preliminary prospectus filed by the Company or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus in light of the circumstances under which they were made) not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company; provided, however, that the Company shall not be liable to the extent that any loss, claim, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Party expressly for use in the Registration Statement; provided, further, that the Company shall not be liable to any participating Holder or to any participating member of such Holder’s Group (or to any Person who acts as an underwriter in such sale or who controls such seller) to the extent that any loss, claim, or liability arises out of an untrue statement, alleged untrue statement, omission, or alleged omission made in any preliminary prospectus if either (a)(i) such participating Holder failed to send or deliver a copy of the prospectus with or prior to written confirmation of the sale by such participating Holder to the Person asserting the claim, (ii) the prospectus would have corrected such untrue statement, alleged untrue statement, omission or alleged omission and (iii) the Company has furnished such Holder a sufficient number of copies of same in accordance with Section 5.5(c); or (b)(x) such untrue statement, alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the prospectus and (y) having been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented, such participating Holder fails to deliver such prospectus as so amended or supplemented, with or prior to the written confirmation of the sale by such participating Holder the Person asserting the claim.

        Section 5.7.2    Indemnification by Holders. In connection with any registration statement in which a Holder or any member of such Holder’s Group is participating, each such Holder shall furnish to the Company in writing such information with respect to such Holder and any member of such Holder’s Group as is required to be included in such registration statement pursuant to the rules and regulation under the Securities Act and each such Holder agrees to indemnify, to the fullest extent permitted

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by law, the Company, its officers, directors and agents and each Person, if any, who controls the Company (within the meaning of the Securities Act) against any and all losses, claims, damages, and liabilities resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in any registration statement, prospectus or preliminary prospectus filed by the Company or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission was made in reliance upon and conforms with written information concerning such Holder furnished by such Holder to the Company expressly for use in any such prospectus or preliminary prospectus; provided, however, that the liability of such Holder shall not exceed the net proceeds received by such Holder and the participating members of such Holder’s Group from the sale of its Registrable Securities. Each Holder also shall indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company (but only to the extent that any untrue statement or omission or alleged omission was made in reliance upon and conforms with written information concerning such Holder furnished by such Holder to such underwriter expressly for use in such prospectus or preliminary prospectus); provided, however, that the indemnification of such Holder shall be limited to the net proceeds received by such Holder and the participating members of such Holder’s Group from the sale of its Registrable Securities.

        Section 5.7.3    Contribution. If the indemnification provided for in this Section 5.7 is unavailable to any Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, to the extent such indemnification is unavailable, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party (and, if the indemnifying party is a Holder, aggregated with the relative fault of the participating members of such Holder’s Group) and Indemnified Parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of such indemnifying party or, if applicable, any participating of such Holder’s Group and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or, if applicable, any participating of such Holder’s Group or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

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        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.7.3 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person.

        SECTION 5.8    Reporting Company Covenant. The Company covenants and agrees that it shall use commercially reasonable efforts to satisfy the listing requirements of the New York Stock Exchange and shall remain subject to the reporting obligations of the Securities Exchange Act until consummation of the Minimum Year One Sale; provided, however, that the foregoing covenant shall terminate upon the consummation of any Business Combination.

ARTICLE VI

MISCELLANEOUS

        SECTION 6.1    No Liability. No party to this Agreement shall have any liability for any action or inaction taken or omitted to be taken by any other party or a member of such other party’s Group.

        SECTION 6.2    Legend. Each of the parties agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Shares, to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE REGISTRATION RIGHTS AND

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GOVERNANCE AGREEMENT, DATED JULY 3, 2001 (THE "GOVERNANCE AGREEMENT"), AMONG THE CORPORATION AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE CORPORATION'S PRINCIPAL OFFICE. THE CORPORATION WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE GOVERNANCE AGREEMENT.

        SECTION 6.3    Adjustments. References to numbers of Shares and to sums of money contained herein shall be adjusted to account for any reclassification, exchange, combination, substitution, combination, stock split or reverse stock split of the Shares, including in connection with any merger or otherwise.

        SECTION 6.4     Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) if delivered in person or sent by facsimile, telegram, telex, by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.4):

        if to the Company, to:

Sun International Hotels Limited P.O. Box N-4777 Nassau, The Bahamas Attention: Charles D. Adamo, Esq. Facsimile: (242) 363-4581

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison 1285 Avenue of the Americas New York, NY 10019-6064 United States of America Attention: Kenneth M. Schneider, Esq. Facsimile: (212) 757-3990

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        if to WLG, to:

WORLD LEISURE GROUP LIMITED c/o Trident Trust Company Limited PO Box 146, Road Town Tortola, British Virgin Islands Attention: The Company Secretary Facsimile: 0101 809 494 3754

and its Authorized Representative:

Norton Rose Kempson House Camomile Street London EC3A 7AN England Attention: Christopher Pearson, Esq. Facsimile: 011 4420 7283 6500

with a copy to:

Boies, Schiller & Flexner LLP 80 Business Park Drive Suite 110 Armonk, NY 10504 United States of America Attention: Christopher Boies, Esq. Facsimile: (914) 273-1534

        if to Kersaf to:

KERSAF INVESTMENTS LIMITED 3 Sandown Valley Crescent Sandown, Sandton Republic of South Africa Attention: The Company Secretary Facsimile: 010 27 11 783 7446

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and its Authorized Representative:

KERSAF INVESTMENTS LIMITED 3 Sandown Valley Crescent Sandown, Sandton Republic of South Africa Attention: Derek Aubrey Hawton Facsimile: 01027 11 783 7446

with a copy to:

c/o Badgemore House Gravel Hill Henley-on-Thames RG9 4NR England Attention: The Company Secretary Facsimile: 014 91 576526

if to Caledonia, to:

CALEDONIA INVESTMENTS PLC Cayzer House 1 Thomas More Street London E1 9AR England Attention: The Company Secretary Facsimile: 020 7488 0896

and its Authorized Representative:

Mangalitsa Limited Sandringham House 83 Shirley Street P.O. Box N3247 Nassau, The Bahamas Attention: Surinder Deal Facsimile: 242 328 6919

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with a copy to:

Freshfields Bruckhaus Deringer 65 Fleet Street London EC4Y 1HS England Attention: Jonathan Rees Facsimile: 0207 832 7001

        if to CMS, to:

CEMENT MERCHANTS SA P.O. Box 777 Steinort 175 FL-9497 Triesenberg Principality of Liechtenstein Attention: The Company Secretary Facsimile: (432) 262-7989

and its Authorized Representative:

CEMENT MERCHANTS SA P.O. Box 777 Steinort 175 FL-9497 Triesenberg Principality of Liechtenstein Attention: Dr. Hans Eggenberger Facsimile: (432) 262-7989

with a copy to:

CMS Hasche Sigle Eschenlohr Peltzer Schafer Stadthausbrucke 1-3 20355 Hamburg Germany Attention: Dr. Michael Strobel Facsimile: 011 49 40 3 76 30 300

        SECTION 6.5    Amendments; No Waivers.

(a)     Subject to Section 2.9, no provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the

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Company, WLG, Kersaf, Caledonia and CMS, and, in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall be effective against the Company without the prior approval of a majority of the Company’s Independent Directors.

        (b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 6.6    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Except as expressly provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

        SECTION 6.7    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State and, to the extent applicable, the federal securities laws of the United States.

        SECTION 6.8    JURISDICTION.

        (a)     ANY ACTION OR PROCEEDING AGAINST EITHER OF THE PARTIES HERETO RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT OR ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE, LOCATED IN NEW YORK, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS, AND SHALL CAUSE EACH OF ITS AFFILIATES TO IRREVOCABLY CONSENT, TO THE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS, AND SHALL CAUSE EACH OF ITS AFFILIATES TO IRREVOCABLY CONSENT, TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED FOR NOTICES HEREUNDER. THE FOREGOING SHALL NOT LIMIT THE RIGHT OF ANY OF THE PARTIES HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING, OR TO OBTAIN EXECUTION OF ANY JUDGMENT, IN ANY OTHER JURISDICTION.

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        (b)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE EACH OF ITS AFFILIATES TO IRREVOCABLY WAIVE, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT IN ANY COURT LOCATED IN NEW YORK, NEW YORK, AND HEREBY FURTHER IRREVOCABLY WAIVES, AND SHALL CAUSE EACH OF ITS AFFILIATES TO IRREVOCABLY WAIVE, ANY CLAIM THAT A COURT LOCATED IN NEW YORK, NEW YORK, IS NOT A CONVENIENT FORUM FOR ANY SUCH ACTION OR PROCEEDING.

        SECTION 6.9    Counterparts; Effective. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

        SECTION 6.10    Specific Performance. The parties hereto (and any Person who agrees to be bound hereby pursuant to the terms hereof) acknowledge and agree, and shall cause each of its Affiliates to agree, that their respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agree that, in the event of a breach or threatened breach by any party (or any of such Persons) of the provisions of this Agreement, in addition to any remedies at law, they shall, respectively, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

        SECTION 6.11    No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their permitted successors and assigns) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 6.12    Termination. The provisions of this Agreement shall terminate as follows:

        (a)     Article II shall terminate as of the Standstill Expiration Date;

        (b)     Article III shall continue in accordance with its terms;

        (c)     Article V shall continue with respect to any Registrable Securities registrable as of the Standstill Expiration Date;

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        (d)     the remaining provisions of this Agreement (other than Article VI) shall terminate upon the earlier of (i) the Standstill Expiration Date or (ii) as to any of the WLG Group, the Kersaf Group, the Caledonia Group or the CMS Group, upon the date such Group shall no longer Beneficially Own any Shares; and

        (e)     Article VI shall continue with respect to any provision until such provision is terminated or is no longer applicable pursuant to this Section 6.12.

        SECTION 6.13    Severability. If any provision of this Agreement or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other parties hereto or sets of circumstances shall not be affected, unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

[Signature pages follow]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUN INTERNATIONAL HOTELS LIMITED By: ———————————————— Name: Title:

SUN INTERNATIONAL INVESTMENTS LIMITED By: ———————————————— Name: Title:

WORLD LEISURE GROUP LIMITED By: ———————————————— Name: Title:

KERSAF INVESTMENTS LIMITED By: ———————————————— Name: Title:

CALEDONIA INVESTMENTS PLC By: ———————————————— Name: Title:

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MANGALITSA LIMITED By: ———————————————— Name: Title:

CEMENT MERCHANTS SA By: ———————————————— Name: Title:

ROSEGROVE LIMITED By: ———————————————— Name: Title:

ROYALE RESORTS HOLDINGS LIMITED By: ———————————————— Name: Title:

SUN INTERNATIONAL INC. By: ———————————————— Name: Title:

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EXECUTION COPY

Annex A

Beneficial Ownership of the Company
WLG	4,637,379 (excludes stock option Shares)
Kersaf	5,733,309
Mangalitsa	5,808,293
CMS	1,686,984

Beneficial Ownership of Kersaf
SIHL	None
WLG	50,500

EXECUTION COPY

Annex B

Proxy Schedule

Existing SIHL Shareholders of Record

SIIL	13,487,380
Rosegrove	2,625,000
Sun International Inc.	1,100,000
Royale Resort Holdings Limited	510,000

Proxies to be Granted
SIIL	WLG	6,143,501.6
	Mangalitsa	6,143,501.6
	CMS	1,200,376.8

Rosegrove	Mangalitsa	1,793,531
	WLG	481,031
	CMS	350,437

Sun International Inc.	Mangalitsa	550,000
	WLG	550,000

Royale Resorts Holdings Limited	CMS	136,170
	WLG	186,915
	Mangalitsa	186,915